2010 Executive Officer Compensation

On January 22, 2010, the Compensation Committee of the Board of Directors of Volterra Semiconductor Corporation (the “Company”) approved certain compensation matters for (i) its directors and (ii) executive officers for whom disclosure was required in the registrant’s most recent filing with the Commission under the Securities Act or Exchange Act that required disclosure pursuant to Item 402(c) of Regulation S-K (the “Officers”).

For 2010, the Compensation Committee did not change base salaries for the Officers, as previously disclosed by the Company in its Form 8-K filings. The Compensation Committee approved the following bonuses under the Company’s Management Bonus Plan for the Officers for 2009 performance:

Name and Title	2009 Bonus
Jeff Staszak President and Chief Executive Officer	$346,015
Mike Burns Vice President, Finance and Chief Financial Officer	$143,798
David Lidsky Vice President, Design Engineering	$100,000
Bill Numann Vice President, Marketing	$126,722
Craig Teuscher Vice President, Sales and Applications Engineering	$143,798

2010 Non-Employee Director Compensation

On January 22, 2010, the Board of Directors of Volterra Semiconductor Corporation (the “Company”), upon the recommendation of the Compensation Committee, revised the cash compensation of the non-employee directors as follows:

Annual cash retainer for service as:

Chairman of the Board of Directors:	$10,000
Member of Board of Directors:*	$25,000
Member of Audit Committee: *	$7,000
Member of Compensation Committee: *	$3,500
Member of Nominating and Governance Committee:*	$2,500
Audit Committee Chair:*	$15,000
Compensation Committee Chair:*	$7,000
Nominating and Governance Committee Chair:*	$5,000

*represents no change from previously approved compensation